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                        SUBURBAN LODGES OF AMERICA, INC.
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
================================================================================
The following press release was issued by registrant on May 8, 2001.


                                           FOR: Suburban Lodges of America, Inc.

                                                            CONTACT: Greg Lehman
                                                           D.F. King & Co., Inc.
                                                                    212-493-6965

FOR IMMEDIATE RELEASE
---------------------

                 SUBURBAN LODGES RELEASES LETTER TO SHAREHOLDERS

ATLANTA, Georgia, May 8, 2001 - Suburban Lodges of America, Inc. (Nasdaq:SLAM), owner/franchisor of the Suburban Lodge and GuestHouse International hotel brands and operator of 65 Company-owned hotels, announced today that it has mailed the following letter to its shareholders:

                                                                     May 8, 2001


Dear Fellow Shareholder:


         I've just read the letter sent to you by Ray French and Paul Coulson, who want you to vote for their election to your Company's Board of Directors. To get what they want, some people will tell you what they think you want to hear - even when they know, or should know, it isn't true.

            FRENCH AND COULSON HAVE NOT PROPOSED ANY NEW INITIATIVES
                            TO MAXIMIZE SHARE VALUE.

         French and Coulson have argued that they are better equipped to identify, evaluate and pursue opportunities to increase share value than your Company's Board and management. We disagree.

         Long before the French Group purchased many of its shares, we engaged Salomon Smith Barney to explore options to maximize share value for you, including the sale of all or parts of the Company to third parties. There is no buyer that will be unearthed by French and Coulson. There is no merger opportunity for Suburban that we would overlook in the absence of their "help."

         You should know that, in a required filing with the U.S. Securities and Exchange Commission, French and Coulson admit "there is no assurance that the election of [French and Coulson], or any change in [Suburban's] policies, will increase the value of [your shares]." We agree with this admission.

                THE BOARD'S DIRECTOR NOMINEES ARE INDEPENDENT ...

         Independent directors have controlled the Company's Board since the Company's inception as a public company in 1996. Jim Kuse and Michael Mcgovern, the Board's nominees for election as directors, do not have any business dealings with the Company, directly or indirectly. For that matter, no sitting director has any business dealings with the Company.*

                               ...AND EXPERIENCED.

         Jim Kuse and Michael Mcgovern are highly respected, well-rounded business professionals known for their integrity. Jim Kuse has served as the Chairman and CEO of Georgia Gulf, Inc. a public company based in Atlanta that was spun out of Georgia Pacific. Michael McGovern has spent his working life as a financial consultant and businessman. Their business knowledge and experience, together with their combined 433,864 SLAM shares, make them far better choices to be members of the Suburban Lodges Board than Ray French and Paul Coulson.

         Unlike French and Coulson, the Board's nominees for director have meaningful hotel experience. The Company has benefited repeatedly from the practical insights provided by Kuse and McGovern.

         To our knowledge, neither French nor Coulson have ever managed hotel properties or worked directly with hotel franchisees. We believe their lack of relevant hotel management experience is evidenced by what we consider to be a superficial and misleading presentation of the challenges and opportunities presented to your Company.

                              CONSIDER THE FACTS...

         French and Coulson know, or should know, that our decision to transform your Company into a franchise company from a hotel development company has probably been the single most beneficial decision we have made as a company in the past three years. And while it is true that our corporate overhead has increased over this period as we expanded our franchise infrastructure, so has our franchise revenue, which more than tripled from 1998 to 2000, rising to $3,525,000 from $1,079,000.

         As a result of our decision to remake the Company, we avoided significantly leveraging our assets these past three years. In contrast, a number of our hospitality peers have been saddled with too much debt in a very difficult hospitality environment, and have seen the market price of their shares decline to below $2.

                                   ----------

         Anyone familiar with extended-stay hotels knows that they are managed with very few employees. Because we operate in the economy sector, Suburban Lodge hotels tend to have even fewer hotel employees than other extended-stay brands.

         Last year, as part of our continuing efforts to control costs, the Company completed an aggressive downsizing of its employee base. At hotels we own or manage, we currently employ on average only eight employees.

         To suggest, as French and Coulson have, that, if elected, they can achieve significant savings through further reductions in our hotel personnel is alarming. In our opinion, this proposal reveals a superficial grasp of the realities of our business, which should concern you as you decide who is best qualified to serve as your directors.

         We are equally concerned by the continuing insensitivity of French and Coulson to the needs and concerns of our franchisees. We already have experienced difficulties in attracting new franchisees to the Company as a result of the French Group's actions. Ask yourself, would you like to become a franchisee of a brand where there is continuing uncertainty about the future of the parent Company? We believe we will continue to have difficulties attracting franchisees to the Company if French and Coulson are elected to our Board.

                                   ----------

         French and Coulson have argued that our hotel properties can be sold with the proceeds distributed to shareholders in the form of a special dividend or an increased share repurchase program without any adverse impact on you. However, due to certain loan restrictions on 32 of the Company's 65 hotels, Suburban's hotels cannot be sold more easily than we can sell the entire Company.

         We think it makes sense to sell a few of our unrestricted hotels to provide liquidity for those shareholders who wish to participate in our share repurchase program. The Company's share repurchase program, which French and Coulson now attack, has been supported by most of our other major shareholders and by each of the Wall Street securities analysts who follow Suburban.

         French and Coulson have complained that we did not sell any hotels last year. Because of high interest rates, buyers were only interested in making purchases at prices that were far below the hotels' reasonable values. For this reason, we refused to sell. With interest rates declining, we recently signed contracts for the sale of two hotels and, if appropriate, additional sales are anticipated.

                                   ----------

         Finally, to suggest, as French and Coulson have, that they have a greater incentive than your Company's Board and management to maximize the value of your shares is, in our opinion, without merit. Collectively, the Company's officers and independent directors own 3,364,599 shares - - more than four times the number of shares owned by the French Group. Like you, we care about the market price of Suburban's shares and have been seeking ways to increase it.

    FRENCH AND COULSON AREN'T NECESSARY TO ACCOMPLISH THE SALE OF HOTELTOOLS.

         We made our loans to HotelTools because we believed HotelTools' software would enable us and our franchisees to better manage our hotel operations. We also recognized that the HotelTools system would be attractive to third-party owners and operators of multi-property lodging.

         We still believe the HotelTools system offers great potential value to the Company and its shareholders. However, as previously announced, HotelTools is actively engaged in the process of seeking a buyer.

         Your  Board  and  management  are  mindful  of  our  options  regarding
HotelTools. The election of French and Coulson to your Company's Board of Directors is unnecessary to ensure that the right result occurs with HotelTools.

                             DO WHAT'S BEST FOR YOU.

         As previously noted, your Company's Board and management already have implemented or are continuing to implement the initiatives promised to you by French and Coulson. We believe the Board's independent nominees for election as directors are better qualified to serve on Suburban's Board than either French or Coulson. Finally, if none of our other attempts to increase shareholder value are successful, we believe the presence of French and Coulson on the Board would chill the environment to grow our franchise business.

         For these reasons, among others, we strongly urge you to vote FOR the election of James Kuse and Michael Mcgovern by completing, signing dating and returning the enclosed WHITE proxy card, using the postage-paid envelope provided.

         If you need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us with the solicitation of your proxy, toll-free at 1-800-488-8035.

         We appreciate your continued support and encouragement.



                                       On behalf of the Board of Directors,

                                       /s/  David E. Krischer

                                       David E. Krischer
                                       Chief Executive Officer


------------

         * In 1998, Jim Kuse's adult son and Michael McGovern sold or agreed to sell their interests in three Suburban Lodge hotels to the Company. In an effort to discredit your Board's nominees for election as directors, French and Coulson have told you that "Mr. McGovern and Mr. Kuse's son, Michael, or corporations they controlled , . . . received total sales proceeds, including debt assumption, of over $9,000,000."

         The facts are that an entity controlled by Mr. Kuse's adult son and Mr. McGovern were franchisee owners of Suburban Lodge hotels years before the Company went public and they continued to develop Suburban Lodge hotels together with other unrelated third parties immediately after the Company went public in 1996. In 1998, to avoid even the potential appearance of a conflict, the Company agreed to purchase their interests in such hotels.

         In addition to recovering their initial investment, Mr. Kuse's son and Mr. McGovern each received $125,000 for their respective 25% equity interests in each of two hotels that they had developed in Texas, and Mr. McGovern received $100,000 for his 25% equity interest in an Atlanta hotel. As a result, even the appearance of a conflict has been non-existent for nearly three years, and these facts have been appropriately disclosed in the Company's filings. We believe French and Coulson have exaggerated the financial significance of these transactions to Kuse and McGovern to raise a phony "lack of independence" argument against Kuse and McGovern.

         As French and Coulson know, or should know, Nasdaq has recently adopted more stringent independence requirements that will be applicable to the members of our Audit Committee beginning in June of this year. Our nominees already satisfy those requirements today. And French and Coulson admit there is no authority--even under the new, more stringent Nasdaq rules--for their position that historical business relationships such as those of Mr. Kuse and Mr. Mcgovern should disqualify them from service on the Audit Committee.


ABOUT SUBURBAN LODGES OF AMERICA, INC.

Suburban Lodges of America, Inc. owns, franchises and manages Suburban Lodge hotels, the nation's largest economy extended stay lodging chain, and franchises GuestHouse International hotels, the owner-friendly brand of mid-market nightly hotels.

Forward-Looking Statements
--------------------------

This news release includes statements concerning the Company's plans, beliefs and expectations for future periods. These "forward-looking statements" may be identified by the use of words such as "intends," "contemplates," "believes," "anticipates," "expects," "should," "could," "would" and words of similar import. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements. These risks and uncertainties include, among others, changes in economic conditions, financial markets or consumer demand for extended stay and other forms of lodging, the level of competition in the extended stay and other lodging markets, interest rates, operating performance of Company owned hotels, the Company's ability to enter into contracts with its franchisees, development risks and zoning delays for the construction of new hotels by franchisees, the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. Forward-looking statements included in this news release concerning HotelTools are subject to the foregoing risks and uncertainties affecting the Company and additional risks and uncertainties including, but not limited to, uncertainty as to HotelTools' ability to operate within its budget, its future profitability, its ability to meet development schedules, its ability to develop and implement operational and financial systems to manage rapidly growing operations, uncertainty as to the demand for its products and services, the risk that competitors will be able to develop and market products and services that produce results similar to those produced by HotelTools' products and services, and the risk that HotelTools may not be able to obtain financing on acceptable terms and in amounts that are sufficient to meet its needs.

All forward-looking statements included in this press release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.


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